UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Take-Two Interactive Software, Inc.

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Attached is an email to employees distributed March 7, 2008 by Take-Two Interactive Software, Inc. (the “Company”) regarding the Company’s adoption of the Take-Two Interactive Software, Inc. Change in Control Employee Severance Plan.

EMAIL TO EMPLOYEES REGARDING ADOPTION OF THE TAKE-TWO INTERACTIVE SOFTWARE, INC. CHANGE IN CONTROL SEVERANCE PLAN

Dear Team:

Last week we informed you of EA’s unsolicited proposal to acquire Take-Two, which our Board rejected. Although there is no update on the proposal, we have been working to substantively address the understandable concerns that some of you may have as a result of the proposal. Therefore, we have established a formal severance plan for the benefit of our employees, and are publicly announcing that plan today.

Please note: we are not assuming that any change in control will occur or, if there were a change, that any positions would be affected.

Our “Change in Control Employee Severance Plan” provides for minimum levels of compensation for all employees in the event that an employee’s position is terminated as a result of a change in control of the Company. These types of plans are fairly common for publicly traded companies. In fact, both Electronic Arts and THQ have change in control severance plans. If you have any questions about our plan, please speak with your manager, local HR director or Courtney Kelley.

We hope that this benefit will alleviate some of the concerns you may have, and allow you to remain fully focused on your responsibilities. You are critical to the success of Take-Two. The most important contribution each of us can make during this period is doing our jobs with the same focus, skill and creativity we always have.

We remain committed to open communication with all of you, and will continue to update you when and as we can.

Creativity is at an all-time high at Take-Two -- this is an incredibly exciting time for all of us and also for our customers who depend on us for cutting-edge innovation and the industry's most exciting games. We know we won't disappoint.

Sincerely,

Strauss and Ben

This communication does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the proposed offer or otherwise, nor does this communication constitute a solicitation of any vote or approval.